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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/24/1994
944202265-2448754

                     CERTIFICATE OF INCORPORATION
                                  OF
                     WELLSPRING INVESTMENTS, INC.
                       (A DELAWARE CORPORATION)

     The undersigned, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                  I.

     The name of the corporation is WELLSPRING INVESTMENTS, INC.
(hereinafter "Corporation").

                                 II.

     The address of the Corporation's registered office (in
Delaware: include county) is 1209 Orange Street, City of Wilmington, County of Newcastle, Postal Code 19801. The name of its registered agent at this address is The Corporation Trust Company.

                                 III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 IV.

     The Corporation is authorized to issue one class of shares of stock to be designated as "Common Stock." The total number of shares which this Corporation is authorized to issue is 1,000,000 shares. The shares will have par value of $.0001 each.

                                  V.

     The initial directors of the Corporation shall be M. Richard
Cutler, Lawrence W. Horwitz, R. Troy Mikulka and Kevin L. Woodbridge.

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                                 VI.

     A director of the Corporation shall not be personally liable for monetary damages to the Corporation or its stockholders for breach of any fiduciary duty as a director except for liability (I) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derives an improper personal benefit.

                                 VII.

     The Corporation shall indemnify and hold harmless its officers, directors and agents to the extent provided by Section 145 of the Delaware General Corporation Law. Additional rights of indemnification or advancement of expenses may be granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

                                VIII.

     A director or officer of the Corporation shall not be disqualified by his or her office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract or act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of the Corporation is a member of any firm, a stock holder, director or officer of any corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the Corporation for or in respect to any transaction, contract or act of the Corporation nor for any gain or profit directly or indirectly realized by him or her by reason of the fact that he or she or any firm in which he or she is a member of any corporation of which he or she is a stockholder, director, or officer, or any trust of which he or she is a trustee, or beneficiary, is interested in such transaction, contract or act; provided that fact that such director or officer or such firm, corporation, trustee or beneficiary of such trust, is so interested shall have been disclosed or shall have been known to the members of the board of directors as shall be present at any meeting at which upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the Corporation may take any action within the scope of his or her authority, respecting such contract transaction or act with like force and effect as if he or she or any firm of which he or she is a member, or any corporation of which he or she is a stockholder, director or officer, or any trust of which he or she is a trustee or beneficiary, were not interested in such transaction, contract, or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the Corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contrary (if any there be) his or her good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

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                                 IX.

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  X.

     The Corporation reserves the right to amend and repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

                                 XI.

     In furtherance, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

                                 XII.

     The incorporator is M. Richard Cutler whose mailing address is Two Venture Plaza, Suite 380, Irvine, California 92718.

     I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true and, accordingly, have hereunto set my hand this 19th day of October, 1994



                                             /s/M. Richard Cutler
                                             ____________________
                                             M. Richard Cutler
                                             Incorporator